Exhibit 4.64
EXECUTION VERSION

SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 31, 2010, among UPC Germany GmbH (“UPC Germany”) as the guaranteeing company in its capacity as a parent guarantor (the “Guaranteeing Company”), Unitymedia Hessen GmbH & Co. KG (“Unitymedia Hessen”) and Unitymedia NRW GmbH (“Unitymedia NRW”), as co-issuers (the “Co-Issuers”), and The Bank of New York Mellon, as Trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the UPC Germany has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 20, 2009, providing for the issuance of an initial aggregate principal amount of €1,430,000,000 of 8 1/8% Senior Secured Notes due 2017 and $845,000,000 of 8 1/8% Senior Secured Notes due 2017 (the “Notes”).
WHEREAS, in connection with the debt pushdown as set out in Section 4.24 of the Indenture (the “Debt Pushdown”), on March 2, 2010, UPC Germany, Unitymedia Hessen, Unitymedia NRW and the Trustee entered into an Accession Agreement pursuant to which Unitymedia Hessen and Unitymedia NRW acceded to the Indenture, as co-issuers, and assumed all of the obligations of UPC Germany under the Notes and the Indenture.
WHEREAS, in connection with the Debt Pushdown, on March 2, 2010, Unitymedia GmbH (“Unitymedia”), Unitymedia Management GmbH, Unitymedia Hessen and Unitymedia Beteiligungs GmbH (each as a guaranteeing company), UPC Germany, as issuer at the time, and the Trustee executed and delivered to the Trustee a supplemental indenture to the Indenture pursuant to which Unitymedia provided a guarantee of the Co-Issuers’ obligations under the Notes.
WHEREAS, pursuant to the Merger Agreement dated on or about August 30, 2010 (the “Merger Agreement”), among Unitymedia and UPC Germany, Unitymedia shall merge (the “Merger”), on registration of the Merger Agreement with Handelsregister, Amtsgericht Köln, with and into UPC Germany. The date of registration shall be the effective date (the “Effective Date’’).
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Company shall execute and deliver to the Trustee a Supplemental Indenture pursuant to which the Guaranteeing Company shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
WHEREAS, pursuant to Sections 5.01 and 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The Guaranteeing Company hereby agrees that on and from the Effective Daye to provide an unconditional Guarantee as a parent guarantor on the terms and subject to the conditions set forth in such Guarantee and in the Indenture.
3.    EFFECTIVE DATE. The Guaranteeing Company shall notify the Trustee promptly upon the occurrence of the Effective Date.
4.    NO RECOURSE AGAINST OTHERS. No officer, employee, incorporator, member or stockholder of the Guaranteeing Company, as such, shall have any liability for any obligations of either Co-Issuer or the Guaranteeing Company under the Notes, any Guarantees, the Indenture, the Notes Proceeds Loan, any Intercreditor Agreement, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Company and the Co-Issuers.
9.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.
10.    SUCCESSORS. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UPC GERMANY GmbH, as Guaranteeing Company

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UPC GERMANY GmbH, as Guaranteeing Company

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

Unitymedia GmbH, as Guaranteeing Company

By: Authorized Signatory
Name: Authorized Signatory

Title:	Representative

Unitymedia GmbH, as Guaranteeing Company

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

UNITYMEDIA HESSEN GMBH & CO. KG, as a Co-Issuer

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

UNITYMEDIA HESSEN GMBH & CO. KG, as a Co-Issuer

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

UNITYMEDIA NRW GMBH, as a Co-Issuer

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

UNITYMEDIA NRW GMBH, as a Co-Issuer

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Representative

THE BANK OF NEW YORK MELLON, as Trustee

By: Authorized Signatory

Name:	Authorized Signatory

Title:	Vice President